Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT AND

GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Finance of America Equity Capital LLC and its affiliates, predecessor, successor, subsidiary and other current or future related companies (collectively, the “Company”) and Patricia L. Cook (“Employee”) (collectively the “Parties”) with respect to the following facts:

1. Separation Date. Employee agrees that Employee’s employment with Company will terminate, effective June 30, 2022 (“Separation Date”), whereupon all benefits and privileges related thereto will cease, except as set forth herein. The Parties acknowledge and agree that neither Party will be required to provide the other Party with a written notice of termination.

2. Separation Payment. In exchange for execution of this Agreement, Employee’s release of claims below, the other promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows: Subject to the terms and conditions of this Agreement, Company shall pay to Employee a total sum of One Million Three Hundred Seventy-Five Thousand Dollars and No Cents ($1,375,000.00), less applicable deductions and withholdings from wages required by law or regulation, and any outstanding premiums due for group health coverage through the Separation Date (the “Separation Payment”). In addition, the Company has agreed to accelerate the vesting of all of Employee’s unvested Restricted Stock Units (“RSU’s”) held by Employee as of the Separation Date, and settle such RSU’s in accordance with the terms of the Amendment to RSU Award Letter dated June 20, 2022 (the “Separation Consideration”).The Separation Payment shall be made within ten (10) business days after the end of the Revocation Period defined below (assuming Company receives the executed Agreement from Employee before the Revocation Period expires). The Separation Consideration shall be settled in accordance with the Amendment to the RSU Award Agreement and Section 3 of the RSU Award Agreement. Employee understands that in order to receive the consideration provided under this paragraph 2, Employee must sign and return this Agreement to employeerelations@financeofamerica.com within 21 days of the Separation Date, and fully comply with its terms. The Separation Payment and Separation Consideration are intended to qualify for the exception set forth in Section 1.409A-1(b)(9) of the Treasury Regulations and shall be interpreted and administered in accordance with this intention.

3. No Other Payments Due. Aside from the Separation Payment, Separation Consideration and salary which will accrue following payroll on June 15, 2022, Employee acknowledges that Employee has been paid all wages or other compensation, including, but not limited to, any incentives or bonuses that Employee has earned or became entitled to during Employee’s employment with Company through the Effective Date. Employee agrees that Employee does not have knowledge of any potential or actual dispute with Company about any unpaid wages, bonus, incentives, or compensation which Employee believes Employee is entitled to, but has not been paid, as of the date Employee executes this Agreement. Employee understands and acknowledges that Employee shall not be entitled to any payments or benefits from Company other than the settlement of the Replacement RSUs and those expressly set forth in paragraph 2.

4. Employee’s General Release of Company. In exchange for Company’s promises set forth herein, Employee, including Employee’s heirs, administrators, executors, spouse, if any, successors, estate representatives, and assigns, and all others claiming by or through Employee, voluntarily and knowingly releases Company, its parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives, and assigns, whether alleged to have acted in their official capacities or personally (collectively, the “Company Released Parties”), completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which Employee may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Agreement, except as specifically excluded below. The Effective Date of this Agreement is the date it is signed by Employee.

This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Florida Civil Rights Act – Fla. Stat. §760.01 et seq.; Florida Whistle Blower – Fla. Stat. §448.101 et seq.; Florida Statutory Provision Regarding

Retaliation/Discrimination for Filing a Workers Compensation Claim – Fla. Stat. §440.205; Florida Wage Discrimination Law – Fla. Stat. §448.07; Florida Equal Pay Law – Fla. Stat. §725.07 and Fla. Stat. Ann. §448.07; Florida AIDS Act – Fla. Stat. §110.1125, §381.00 and §760.50; Florida Discrimination on the Basis of Sickle Cell Trait Law – Fla. Stat. §448.075 et seq.; Florida OSHA – Fla. Stat. Ann. §442.018(2); Florida Wage Payment Laws; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney’s fees.

Specifically excluded from Employee’s General Release of Company are: (1) claims arising from the Company’s obligations in this Agreement; and (2) any claims by Employee for indemnification by the Company for any claims of any third party related to the Employee’s alleged acts and omissions during employment in the course and scope of his employment and not arising from fraud or other intentional misconduct.

By signing this Agreement, it is Employee’s intent to waive and release all claims and potential claims against the Company Released Parties that can be waived and released under law. Employee understands the release of claims contained in this Agreement does not release rights to benefits that Employee may have under the laws governing COBRA, unemployment benefits, disability insurance, and workers’ compensation benefits. Employee further understands that nothing in this Agreement prohibits Employee from asserting rights to any vested benefits to which Employee may be entitled pursuant to the terms of applicable plans or law.

Employee confirms Employee has not informed Company or any of the Company Released Parties of, and is not aware of, any facts that show or lead Employee to believe that there has been (a) a violation of any law, regulation, or contract by Company or any of the Company Released Parties, or (b) conduct by Company or any of the Company Released Parties, or any related holding, parent, or subsidiary entities, or any of their affiliates, employees, directors, officers, executives, agents, attorneys, stockholders, insurers, or investors that, to Employee’s knowledge, violates any government regulation, contract, or ethics requirement.

5. Company’s General Release of Employee. In exchange for Employee’s promises set forth herein, Company, including its parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives, and assigns, whether alleged to have acted in their official capacities or personally, voluntarily and knowingly releases Employee, and Employee’s heirs, administrators, executors, spouse, if any, successors, estate representatives, and assigns, and all others claiming by or through Employee (collectively, the “Employee Released Parties”), completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which Company may now have, whether known or unknown, from the beginning of time to the Effective Date of this Agreement except as specifically excluded below. The Effective Date of this Agreement is the date it is signed by Employee.

Specifically excluded from Company’s General Release of Employee Company are: (1) any violation of Employee’s restrictive covenants as discussed in Section 11 below; and (2) any claim, cause of action, suit, or demand arising from fraud or intentional misconduct by the Employee Released Parties.

6. ADEA Release and Revocation Period. Pursuant to the Older Workers Benefit

Protection Act (“OWBPA”), Employee hereby knowingly and voluntarily agrees to waive and release any right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the Released Parties. In this regard, Employee agrees and warrants that Employee has carefully read and fully understands the provisions of this Agreement, and that Employee is receiving consideration from Company over and above anything of value to which Employee is otherwise entitled. Employee is not waiving or releasing any right or claim that may arise under the ADEA after Employee signs this Agreement. Employee has the right to, and should, consult with an attorney before signing this Agreement.

Employee has twenty-one (21) days from the date Employee received this Agreement to consider it and sign it. If Employee chooses to sign this document, Employee has seven (7) days after signing to change Employee’s mind and revoke the Agreement (the “Revocation Period”). If Employee chooses to revoke the Agreement, Employee must deliver a written notice of revocation to employeerelations@financeofamerica.com. Any such revocation must be actually received by Company within the Revocation Period or it will be null and void. Company and Employee agree this Agreement shall not become effective or enforceable until the Revocation Period has expired with no revocation taking place.

7. No Interference with Rights. The Parties agree that nothing in this Agreement shall be construed to limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (“Government Agencies”). Further, the Parties agree that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. However, by signing this Agreement, Employee understands that Employee is waiving Employee’s right to receive monetary relief based on claims asserted in any such agency proceeding, except where such a waiver is prohibited, such as Employee’s right to receive an award for information provided to any Government Agencies.

8. Ownership of Claims. Employee represents and warrants that Employee is the sole and lawful owner of all rights, title, and interest in and to all released matters, claims, and demands referred to herein. Employee further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims, or demands which Employee may have against the Released Parties.

9. Taxes. It is expressly agreed and understood that if the IRS or any other governmental entity or any court of competent jurisdiction determines that taxes, interest and/or penalties are due on all or a part of the Settlement Payment made to Employee as referenced herein, Employee shall be solely responsible for the full payment of such taxes, interest or penalties as may be due from Employee. It is also expressly agreed and understood that Company bears absolutely no responsibility or liability whatsoever with regard to whether all or part of the consideration for this Agreement is determined to be subject to taxation. Employee further agrees to indemnify and hold Company harmless for any liability for any and all taxes, penalties, and/or interest which is or may become due from Company and/or Employee as a result of the tax treatment of the above referenced payment.

10. Non-disparagement. Subject to the “No Interference with Rights” section above, Employee shall not make any disparaging remarks about the Released Parties, verbally or in writing, including, without limitation, posting on LinkedIn, YouTube, Facebook, Twitter, Instagram, Snapchat, TikTok, blogs, or other public forums, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of the Released Parties, or otherwise make remarks that may reflect negatively upon any of the Released Parties. Notwithstanding the foregoing provision, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful and Employee may testify truthfully pursuant to compulsory process.

11. Other Covenants. Subject to the remainder of this paragraph, the Parties hereby acknowledge and agree that Employee remains subject to certain restrictive covenants that survive termination of employment, including without limitation, those restrictive covenants set forth in that certain Restrictive Covenant Agreement of even date herewith.

12. Duty to Cooperate. Subject to the “No Interference with Rights” section above, Employee agrees to reasonably cooperate with Company: (a) regarding the transition of any business matters Employee handled or had involvement with on behalf of Company; and (b) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any of the Released Parties that relate in any way to events or occurrences that transpired while Employee was employed by Company. Employee’s cooperation in connection with such claims or actions will include, but not be limited to, being available to meet with Company’s counsel to prepare for discovery or any legal proceeding, and to act as a witness on behalf of Company at mutually convenient times. Company will reimburse Employee for all reasonable, pre-approved, out-of-pocket costs and expenses (but not including attorneys’ fees, costs, or compensation for time) that Employee incurs in connection with Employee’s obligations under this section of the Agreement, to the extent permitted by law.

13. Confidential Information and Return of Company Property. Employee understands and agrees that as a condition of receiving the Separation Payment and Separation Consideration in paragraph 2, all Company property must be returned to Company on or before the Separation Date. By signing this Agreement, Employee represents and warrants that Employee will have returned to Company on or before the Separation Date all Company property, data, and information (including any copies) belonging to Company, and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company or the Released Parties.

Employee further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of Company’s confidentiality agreements. Further, Employee acknowledges and agrees that incident to Employee’s employment with Company, Employee had access to and became familiar with certain proprietary, confidential, and otherwise sensitive information relating to the business or affairs of Company (“Confidential Information”). Nonexhaustive examples of Confidential Information include information not readily available to the public that Company takes reasonable steps to maintain the confidential and proprietary nature thereof, including, without limitation, personnel records, contractor records, sales figures, pricing information, financial records, profit and performance reports, projections, business plans, customer information (including the content, work product, or subject matter of any documents presented to Company by a customer, as well as customer financial information and information of a personal nature about a customer or its employees), customer lists, vendor information (including vendor contracts and costs), promotional methods, techniques and methods of operations, trade secrets, potentially patentable products and processes, information of third parties (including customers) that Company is obligated to keep confidential, and any information Company designates or deems proprietary or confidential.

Employee understands that Employee’s employment with Company created a relationship of confidence and trust between Employee and Company with respect to any Confidential Information. In consideration of the Separation Payment and benefits provided in this Agreement and other good and valuable consideration, the sufficiency of which Employee hereby acknowledges, Employee agrees that Employee shall exercise Employee’s best efforts to protect Company’s Confidential Information. Employee further agrees that Employee will not disclose to any third party, including any prospective or new employer, or use any Confidential Information for Employee’s or anyone else’s benefit or profit. In the event Employee discloses or uses Confidential Information outside the scope of Employee’s employment with Company, Company will be entitled to injunctive relief from a court of competent jurisdiction, in addition to all other available remedies at law or in equity. The purpose of this non-disclosure provision is to protect, to the maximum extent permitted by law, Company’s protectable business interests in its Confidential Information. Nothing herein is intended to be or will be construed to prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Company or Employee’s employment with Company when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any federal, state, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Employee is not required to contact Company regarding the subject matter of any such communications before engaging in such communications.

The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company “trade secrets,” as defined by the Act. Specifically, Company employees, contractors, and consultants may disclose trade secrets: (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney “solely for the purpose of reporting or investigating a suspected violation of law,” or (2) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (1) Employee may disclose the trade secret to Employee’s attorney, and (2) Employee may use the information in the court proceeding, as long as Employee files any document containing the trade secret under seal and does not otherwise disclose a trade secret “except pursuant to court order.”

Employee understands that the covenants contained in this Section 12 is a material inducement for Company in making this agreement and that, for the breach thereof, will be considered a material breach of this Agreement. Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee have reason to believe is unlawful.

14. Confidentiality. Subject to the “No Interference with Rights” section above, Employee and Employee’s attorney and agents agree that the terms of this Agreement, including, without limitation, the amount of the Separation Payment, are to remain strictly confidential and shall not be disclosed unless required by law or the judicial process, as explained below. Notwithstanding the foregoing restriction, Employee may disclose the terms of this Agreement to Employee’s spouse, tax and financial advisors, and attorneys, so long as such persons agree to be bound by the confidentiality terms of this Agreement, and to the IRS in response to an inquiry. If any Party sues to enforce the terms of this Agreement, that Party must file it under seal. If Employee is served with a court order, subpoena, or other legal process that calls for disclosure of this Agreement or its terms, Employee shall immediately provide Company with written notice thereof by first class mail and e-mail to: Finance of America Companies, ATTN: Human Resources, 1 West Elm Street, Conshohocken, PA 19428, employeerelations@financeofamerica.com (855) 850-2248, along with a copy of the order, subpoena, or other legal process. The breach of this paragraph shall not affect the continuing validity or enforceability of this Agreement.

15. No Admissions. By entering into this Agreement, Company makes no admission that they have engaged, or are now engaging, in any unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

16. Full Defense and Attorney’s Fees. This Agreement may be pled as a full and complete defense to and may be used as a basis for an injunction against, any action, suit, or other proceeding that may be prosecuted, instituted, or attempted by Employee in breach hereof. In the event that any Party to this Agreement asserts a claim for breach of this Agreement or seeks to enforce its terms, the prevailing Party in any such proceeding shall be entitled to recover costs and reasonable attorney’s fees, to the fullest extent permitted by law.

17. Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

18. Applicable Law and Arbitration. This Agreement, in all respects, shall be interpreted, enforced, and governed by and under the laws of the State of Florida without regard to conflict of law principles. For any action involving the validity, interpretation, or enforcement of this Agreement, or for any claim for breach of this Agreement, for damages and for other relief sought under this Agreement, the Parties agree that any such dispute must be submitted to binding arbitration in Naples, Florida before JAMS. The decision of the arbitrator shall be final and binding on the Parties to the arbitration.

19. Medicare Affirmation. Employee affirms, covenants, and warrants Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Separation Payment is due under this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences of this paragraph apply. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Agreement. Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable, now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

20. Successors and Assigns. It is expressly understood and agreed by the Parties that this Agreement and all of its terms shall be binding upon each Parties’ representatives, heirs, executors, administrators, successors, and assigns.

21. Counterparts. This Agreement can be executed in any number of counterparts, each of which shall be effective only upon delivery, and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument for the same effect as if all Parties hereto had signed the same signature page. A facsimile or e-mail copy of any Party’s signature is as legally binding as the original signature.

22. Entire Agreement; Modification. This Agreement, including the surviving provisions of any confidentiality and/or non-disclosure agreements previously executed by Employee and Company, herein incorporated by reference, is intended to be a single, integrated, written contract, expressing the entire agreement between the Parties, and supersedes and cancels any and all other and prior agreements, written or oral, between the Parties regarding this subject matter. The Parties further understand and agree that this Agreement may be amended only by a written instrument executed by all parties hereto.

23. Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

24. Representations and Warranties. The Parties represent and warrant that: (a) they had the option to consult with counsel of their own choosing prior to executing this Agreement and are relying upon their own or their attorney’s judgment, belief, and knowledge with respect to the terms and effect of this Agreement; (b) neither of the Parties are relying on the other Party, or the other Party’s attorneys, for any advice or counsel, whether same is legal, tax, or other advice; (c) they have not been induced to enter this Agreement by a statement, action, or representation of any kind or character made by the persons or entities released under this Agreement, or any person or persons representing them, other than those expressly made in this Agreement; (d) they are legally competent to execute this Agreement; (e) they have carefully read and understand this Agreement, and have executed it freely, voluntarily, and without duress; (f) they are fully and completely informed of the facts relating to the subject matter of this Agreement, and all enter into this Agreement voluntarily after having given careful and mature consideration of the making of this Agreement; (g) they fully understand and intend this Agreement to be a full, final, and complete resolution of all matters described herein; and (h) they have actual authority to execute this Agreement.

DATED: June 20, 2022	PATRICIA L. COOK

/s/ Patricia L. Cook
EMPLOYEE SIGNATURE

DATED: June 20, 2022	FINANCE OF AMERICA EQUITY CAPITAL LLC

/s/ Graham Fleming
By: Graham A. Fleming
Its: President